Exhibit 99.1

 PRESS RELEASE

 FOR IMMEDIATE RELEASE

Beazer Homes Reports Fiscal First Quarter 2007 Financial Results

ATLANTA, January 25, 2007— Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced financial results for the quarter ended December 31, 2006. Summary results of the quarter are as follows:

Quarter Ended December 31, 2006

■              Reported net loss of $(59.0) million, or $(1.54) per share, including charges related to inventory impairments and abandonment of land option contracts of $119.9 million on a pre-tax basis, compared to net income of $89.9 million, or $2.00 per diluted share in the first quarter of the last fiscal year.  Excluding charges for inventory impairments and abandonment of land option contracts, adjusted net income was $15.9 million, or $0.41 per diluted share.

■              Home closings: 2,660 homes, compared to 3,829 in the first quarter of the prior year.

■              Total revenues: $806.4 million, compared to $1.1 billion in the first quarter of the prior year.

■              New orders: 1,779 homes, compared to 3,872 in the first quarter of the prior year.

■              Lots under control totaled 83,422 at 12/31/06, a 22% decline from the prior year.

■              Unsold homes under construction declined 27% from the fourth quarter of fiscal 2006.

■              Backlog at 12/31/06: 4,221 homes with a sales value of $1.29 billion compared to 9,276 homes with a sales value $2.78 billion in the prior year.

“Operating conditions remained extremely challenging for the housing industry during our first quarter of fiscal 2007” said President and Chief Executive Officer, Ian J. McCarthy.  “Most markets across the country continue to experience lower levels of demand for new homes, high cancellation rates and significant levels of discounting.  At this point, we have yet to see any meaningful evidence of a sustainable recovery in the housing market, although we would expect to gain a better read on the market as the traditional spring selling season gets underway.”

Total home closings of 2,660 during the first quarter were 31% below the prior fiscal year’s first quarter record. Net new home orders totaled 1,779 homes for the quarter, a decline of 54% from the first quarter record of the prior fiscal year, resulting from both reduced demand across the Company’s markets and a higher rate of cancellations at 43%, compared to a more historically normal level of cancellations at 26% in the prior year’s first quarter.  However, the cancellation rate was lower sequentially from 57% in the fourth quarter of fiscal 2006.

“During the first quarter, historically our weakest in terms of new orders and closings, we prioritized those initiatives aimed at both strengthening our financial capabilities and positioning us for an anticipated increase in activity as we enter the spring selling season.  These initiatives include implementing overhead reductions, converting existing backlog into closings and reducing unsold home inventories,” McCarthy continued. “We believe this disciplined approach, coupled with our broad geographic and product diversity, will position us well for a continuing difficult market environment and the eventual upturn. We maintain that the long-term industry fundamentals, based on demographic driven demand and employment trends, together with further supply constraints, remain compelling.”

“We remain focused on reducing costs throughout our business and enhancing liquidity as this challenging business environment continues,” said James O’Leary, Executive Vice President and Chief Financial Officer. “We

have aligned our overhead structure with our reduced volume expectations in fiscal 2007.  We have proactively reduced our controlled lot count by over 20% compared to the prior year, by eliminating non-strategic positions to align our land supply with our current expectations for home closings.  These steps are intended to maintain our strong balance sheet and liquidity so that we are in a position to capitalize on those future opportunities that will generate meaningfully higher returns when the housing market recovers.”

During the first quarter, operating margin was negatively impacted by higher market driven sales incentives and reduced revenue as compared to the same period a year ago.  In addition, the Company incurred pre-tax charges to abandon land option contracts and to recognize inventory impairments of $25.2 million and $94.7 million, respectively.  As previously disclosed, the Company also incurred approximately $4.0 million in severance costs during the first quarter of fiscal 2007 related to the alignment of its overhead structure.

Fiscal 2007 Outlook

The current market environment continues to be characterized by weak demand, with heavy discounting required to drive meaningful sales volume.  While this could improve as the year progresses, the Company currently believes that the low end of its previously announced outlook of 12,000 - 13,500 closings is now a more reasonable target in fiscal 2007. At this level of closings and the current conditions in the marketplace, the Company currently expects fiscal 2007 diluted earnings per share to be in the range of $1.25 - $1.50 prior to any impact of inventory impairments and abandonment of land option contracts.

During this period, the Company will focus on maintaining balance sheet strength, continue to reduce costs, and maximize its financial resources to better position the Company to take advantage of those opportunities that will arise when conditions stabilize. Steps taken to date to align the Company’s cost structure with the current environment are consistent with the Company’s goal to be in the top quartile of its peer group with respect to margins and returns.

Conference Call

The Company will hold a conference call today, January 25, 2007, at 11:00 AM ET to discuss the results and take questions.  You may listen to the conference call and view the Company’s slide presentation over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com.  To access the conference call by telephone, listeners should dial 800-369-1904.  To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-433-1154 (available until 5:00 PM ET on February 1, 2007), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 Company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Use of Non-GAAP Financial Information

In addition to the results in this press release reported in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has provided information regarding adjusted net income and earnings per share which excludes the effects of charges for inventory impairments and abandonment of land option contracts recorded during the first quarter of fiscal 2007 and adjusted earnings per share outlook for fiscal 2007.  Management believes that these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of non-cash charges related to inventory valuation.

Below is a reconciliation of these non-GAAP financial measures for the quarter ended December 31, 2006 to the most directly comparable financial measures calculated and presented in accordance with GAAP:

Three Months Ended December 31, 2006
(in thousands, except per share data)

Reported net loss	$(59,006)
Reported net loss per common share	($1.54)

Adjusted Net Income and Earnings Per Share:
Reported net loss	$(59,006)
After-tax charges for inventory impairments and abandonment of land option contracts	74,952

Adjusted net income, excluding charges for inventory impairments and abandonment of land option contracts	$15,946

After-tax interest add-back to pro-forma net income for ‘if converted’ treatment of convertible notes in calculation of diluted net income per common share	$1,347

Adjusted diluted net income per common share, excluding charges for inventory impairments and abandonment of land option contracts	$0.41

Diluted weighted average shares outstanding	42,521

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, implementation of overhead realignments and associated costs, potential liability as a result of construction defect, product liability and warranty claims, and other factors described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the Securities and Exchange Commission on December 8, 2006.

Contact:  Leslie H. Kratcoski

  Vice President, Investor Relations & Corporate Communications

  (770) 829-3764

  lkratcos@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended December 31,
	2006	2005
INCOME STATEMENT
Total revenue	$806,406	$1,105,616
Home construction and land sales expenses	665,374	829,859
Inventory impairments and option project abandonments	119,923	2,927
Gross profit	21,109	272,830

Selling, general and administrative expenses	115,368	133,078
Operating income/(loss)	(94,259)	139,752
Equity in income/(loss) of unconsolidated joint ventures	(2,360)	352
Other income	1,993	4,103

Income/(loss) before income taxes	(94,626)	144,207
Income tax expense/(benefit)	(35,620)	54,294
Net income/(loss)	$(59,006)	$89,913

Net income/(loss) per common share:
Basic	$(1.54)	$2.20
Diluted	$(1.54)	$2.00

Weighted average shares outstanding, in thousands:
Basic	38,280	40,958
Diluted	38,280	45,607

Interest incurred	$34,303	$25,533
Interest amortized to cost of sales	$20,115	$18,175
EPS interest add back - Convertible Debt	n/a	$1,344
Depreciation and amortization	$6,279	$4,710

SELECTED BALANCE SHEET DATA
	December 31, 2006	September 30, 2006	December 31, 2005
Cash	$154,984	$172,443	$12,149
Inventory	3,574,361	3,520,332	3,263,679
Total assets	4,313,348	4,559,431	3,852,719
Total debt (net of discount of $3,457, $3,578, and $4,000)	1,784,287	1,838,660	1,379,487
Shareholders’ equity	1,647,481	1,701,923	1,538,008

Inventory Breakdown
Homes under construction	$1,321,019	$1,368,056	$1,277,524
Development projects in progress	1,606,549	1,623,819	1,547,756
Unimproved land held for future development	11,294	12,213	46,049
Model homes	61,671	44,803	45,906
Consolidated inventory not owned	573,828	471,441	346,444
	$3,574,361	$3,520,332	$3,263,679

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)

OPERATING DATA

	Quarter Ended December 31,
	2006	2005
SELECTED OPERATING DATA
Closings:
West region	729	1,011
Mid-Atlantic region	198	453
Florida region	246	477
Southeast region	679	866
Other homebuilding	808	1,022
Total closings	2,660	3,829
New orders, net of cancellations:
West region	443	1,076
Mid-Atlantic region	236	283
Florida region	93	655
Southeast region	463	872
Other homebuilding	544	986
Total new orders	1,779	3,872
Backlog units at end of period:
West region	889	3,059
Mid-Atlantic region	615	1,023
Florida region	355	1,437
Southeast region	1,105	1,760
Other homebuilding	1,257	1,997
Total backlog units	4,221	9,276
Dollar value of backlog at end of period	$1,291,627	$2,780,551

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)

	Quarter Ended December 31,
	2006	2005
SUPPLEMENTAL FINANCIAL DATA:

Revenues
Homebuilding operations	$781,996	$1,073,427
Land and lot sales	12,667	24,955
Financial services	18,290	10,978
Intercompany elimination	(6,547)	(3,744)
Total revenues	$806,406	$1,105,616
Gross profit
Homebuilding operations	$(1,245)	$262,150
Land and lot sales	4,064	(298)
Financial Services	18,290	10,978
Total Gross profit	$21,109	$272,830
Selling, general and administrative
Homebuilding operations	$106,855	$122,395
Financial services	8,513	10,683
Total selling, general and administrative	$115,368	$133,078

SELECTED SEGMENT INFORMATION
Revenue:
West region	$297,907	$368,592
Mid-Atlantic region	92,228	199,506
Florida region	91,245	145,581
Southeast region	155,129	176,933
Other homebuilding	158,154	207,770
Financial services	18,290	10,978
Intercompany elimination	(6,547)	(3,744)
Total revenue	$806,406	$1,105,616

Operating income/(loss)
West region	$(26,504)	$63,739
Mid-Atlantic region	(3,251)	49,501
Florida region	(28,493)	30,631
Southeast region	8,434	16,103
Other homebuilding	(15,708)	720
Financial services	3,230	295
Segment operating income/(loss)	62,292	160,989
Corporate and unallocated	(31,967)	(21,237)
Total operating income/(loss)	$(94,259)	$139,752